Exhibit 10.5

October 25, 2016

Jonathan C. Fox, MD, Ph.D.

Dear Jonathan,

Eidos Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and Chief Medical Officer. Effective as of November 1, 2016, you will report to the Company’s CEO and you shall have such powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the position of Chief Medical Officer or other positions that you may hold from time to time. This is initially a part-time position and you will be required to devote 80% of your full working time and efforts to the business and affairs of the Company. An ongoing commitment as Senior Advisor to MyoKardia, Inc., for approximately 1 day per week (on average) currently accounts for the remainder of your full working time. At such time that your commitment to MyoKardia, Inc. is terminated or is reduced to sporadic activity only, your position with the Company shall automatically convert to a full-time position. During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a starting salary beginning as of November 1, 2016 at the annual rate of $280,000, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. At such time that your position converts to a full-time position as described above, your salary will increase to at least $350,000 per annum and will not be materially reduced without your written approval, except for across-the-board salary reductions based on the Company’s financial performance that similarly affect all or substantially all senior management employees of the Company. As noted below, certain reductions to your salary or bonus potential will provide you with the opportunity to resign for Good Reason.

3. Employee Benefits. You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan when established), subject to the terms of such plans. If a group plan is not established or to the extent that you are not eligible to participate in such plan once established, the Company will reimburse the cost of your COBRA insurance or individual insurance plan until a group plan is set up in which you are eligible. You have indicated that you elect not to participate in Company health benefits until July 2017. Therefore, through June 2017 the Company will reimburse up to $500 per month to cover supplemental healthcare costs that are not covered by your current COBRA benefits.

4. Bonus. Compensation for this position also includes participation in the Company’s bonus plan (which is yet to be adopted by the Board) with an annual target bonus of 25% of your annual salary. Your bonus will be based on the Company’s overall goals as well as your individual goals. For each year during the term of this letter agreement, you will be eligible to receive a bonus (pro-rated in the case of any partial year during which you were employed by the Company) based on a determination by the Company’s Board (or a committee thereof) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year.

5. Stock Options. Subject to the approval of the Board, you will be granted an option to purchase 251,265 shares of the Company’s Common Stock (this amount will be equal to approximately 2.5% of the Company’s fully-diluted equity as of the date of grant) (the “Option”). The exercise price per share will be 100% of the fair market value of the Company’s Stock on the grant date, and will be determined by the Board or the Compensation Committee when the Option is granted, which grant date shall occur as promptly as practicable following your first day of employment. The Option will be subject to the terms and conditions applicable to awards granted under the Eidos Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement, copies of which have been provided to you. You will vest in 25% of the shares underlying the Option after twelve (12) months of your Continuous Service (as defined in the Plan), commencing as of November 1, 2016 and the remaining 75% of the shares underlying the Option will vest and become exercisable in equal monthly installments over the next thirty-six (36) months of your Continuous Service, as described in the applicable stock option agreement. In the event your employment is terminated by the Company without Cause (as defined below) or if you resign for Good Reason (as defined below), subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, an additional number of shares equal to the lesser of: (i) the remaining unvested shares underlying the Option or (ii) l/48th of the shares underlying the Option multiplied by the number of completed months of your service following the grant date and prior to the termination date, shall immediately vest and become exercisable as of such termination date. For example, if you are terminated without Cause or resign for Good Reason after fifteen (15) months of Continuous Service, in addition to the shares that have vested as of the date of such termination or resignation, an additional 15/48th of the shares underlying the Option will vest. Notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or you resign for Good Reason before you have provided twelve (12) months of Continuous Service (as defined in the Plan), subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, one-fourth (l/4th) of the shares underlying the Option shall vest and become exercisable as of such termination date (“No Cause Acceleration”). In the event your employment is terminated without Cause or you resign for Good Reason within one (1) month before or twelve (12) months after a Change of Control (as defined in the Plan), subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, the lessor of: (i) 125,633 of the unvested shares underlying the Option or (ii) the remaining unvested shares underlying the Option, will vest and become exercisable as of such termination date (“COC Acceleration”). For the avoidance of doubt, in no event will you be entitled to both No Cause Acceleration and COC Acceleration. “Cause” shall mean (i) your commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof, (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company, (iii) your intentional and material violation of any contract or agreement between you and the Company or intentional and material violation of any statutory duty owed to the Company, (iv) your knowing unauthorized use or knowing disclosure of the Company’s confidential information or trade secrets, either of which cause material damage to the Company or (v) your gross misconduct. In the event of a dispute as to whether a termination of your Continuous Service is appropriately considered for Cause, a neutral third party shall make such determination. “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties, (ii) a diminution of over twenty-five (25%) percent in your salary or bonus potential or (iii) a change of more than twenty-five (25) miles in the geographic location at which you provide services to the Company. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (ii) you provide the Company written notice that such an event has occurred within thirty (30) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) you terminate your employment within thirty (30) days after the end of the Cure Period.

6. Severance. In the event you are terminated by the Company without Cause or if you resign for Good Reason, in addition to the vesting described in Section 5 above, subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, the Company also agrees to pay you a lump sum equal to nine (9) months of your then-base salary, a pro-rated bonus in accordance with Section 4 above, and (9) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Severance”). If the Company has not established a group health plan at the time of your termination, the Company will reimburse you for health insurance costs in an amount up to $2,000 per month to compensate for the lack of a COBRA Plan. If the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the Severance shall be paid in the second calendar year and no later than the last day of such 60-day period. Furthermore, to the extent you become eligible for health benefits under a subsequent employer’s health plan within nine (9) months of your termination date, you agree to return a pro-rated amount of the COBRA reimbursement to the Company within sixty (60) days from when you first become eligible to participate in the subsequent employer’s health plan.

7. Covenant. The Company covenants and agrees not to enter into any arrangement pursuant to which the Company is obligated to accelerate the vesting of any of its options or common stock solely upon the occurrence of a Change of Control.

8. Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. In the event the terms of this letter contradict or are in any way different from the terms contained any other document(s) provided by the Company, this letter shall control. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on October 21, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Should you accept this offer, your start date of employment will be November 1, 2016 or any other date agreed upon between you and the Company.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Neil Kumar

Neil Kumar
CEO
EIDOS THERAPEUTICS, INC.

I have read and accept this employment offer:

/s/ Jonathan C Fox	25 Oct 2016
Jonathan C Fox, MD, PhD

Effective as of November 1, 2016

Attachment

Exhibit A: Employee Confidentiality and Assignment Agreement

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